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                                                                     EXHIBIT 3.1

                          Certificate Of Incorporation

                                       Of

                        PATHNET TELECOMMUNICATIONS, INC.

          1. Name. The name of the corporation is PATHNET TELECOMMUNICATIONS, INC. (the "Corporation").

          2. Address; Registered Office and Agent. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

          3. Purpose. The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "General Corporation Law").

          4. Number of Shares. The number of shares of stock that the Corporation shall have authority to issue is 99,620,860, divided as follows:
10,000,000 shares of Preferred Stock, par value of $0.01 per share (the "Preferred Stock"); 2,899,999 shares of Series A Convertible Preferred Stock, par value of $0.01 per share (the "Series A Preferred Stock"); 4,788,030 shares of Series B Convertible Preferred Stock, par value of $0.01 per share (the "Series B Preferred Stock"); 8,176,686 shares of Series C Convertible Preferred Stock, par value of $0.01 per share (the "Series C Preferred Stock"); 9,250,000 shares of Series D Convertible Preferred Stock, par value of $0.01 per share (the "Series D Preferred Stock"); 4,506,145 shares of Series E Convertible Preferred Stock, par value of $0.01 per share (the "Series E Preferred Stock," and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the "Series Preferred Stock"); and 60,000,000 shares of Common Stock, par value of $0.01 per share (the "Common Stock").

          5. Designation of Classes; Relative Rights, Etc. The designation, relative rights, preferences and limitations of the shares of each class are as follows:

               5.1 Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, preferences and rights and qualifications, limitations or restrictions thereof, and such distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such shares of Preferred Stock from time to time adopted by the Board of Directors of the Corporation (the "Board of Directors") pursuant to authority so to do, and such authority is hereby vested in the Board of Directors. Each series of shares of Preferred Stock (a) may have such voting rights or powers, full or limited, or may be without voting rights or powers; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on



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any other class or classes or series of stock; (d) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments;
(f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit and/or burdens of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock and as may be permitted by the General Corporation Law. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Section 5.1, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock. The Board of Directors is hereby expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock (but, for the avoidance of doubt, such authority shall not extend to any series of the Series Preferred Stock). In the event of any such decrease in the number of shares of any series of Preferred Stock, the shares included in such decrease shall have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be reissued as a part of the series of which they were originally a part or as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

               5.2 Common Stock. Subject to the provisions of any applicable law or of the Bylaws of the Corporation, as from time to time amended (the "Bylaws"), with respect to the closing of the transfer books or the fixing of a record date for the determination of



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stockholders entitled to vote and except as otherwise provided herein with respect to any shares of Series Preferred Stock, by law or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation. Except as otherwise provided herein with respect to any shares of Series Preferred Stock or by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of any Series Preferred Stock and any Preferred Stock of the full amount to which they shall be entitled pursuant to this Certificate of Incorporation or the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Series Preferred Stock and Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

               5.3  Series Preferred Stock.

                    5.3.1 Shares.

                          (a) Authorized Shares. The Corporation shall have
authority to issue Twenty Nine Million Six Hundred Twenty Thousand Eight Hundred Sixty (29,620,860) shares of Series Preferred Stock, of which Two Million Eight Hundred Ninety Nine Thousand Nine Hundred Ninety Nine (2,899,999) shares shall be designated the Series A Preferred Stock, Four Million Seven Hundred Eighty-Eight Thousand Thirty (4,788,030) shares shall be designated the Series B Preferred Stock, Eight Million One Hundred Seventy Six Thousand Six Hundred Eighty Six (8,176,686) shares shall be designated the Series C Preferred Stock, Nine Million Two Hundred Fifty Thousand (9,250,000) shares shall be designated the Series D Preferred Stock and Four Million Five Hundred Six Thousand One Hundred Forty Five (4,506,145) shares shall be designated the Series E Preferred Stock.

                          (b) Dividends. The holders of the Series Preferred
Stock shall be entitled to receive, out of funds legally available therefor, dividends (other than dividends paid in additional shares of Common Stock) in preference to and at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series Preferred Stock could be converted pursuant to the provisions of Section 5.3.4 hereof, with such number determined as of the record date for determination of holders of Common Stock entitled to receive such dividend). Such dividends shall be payable only when, as, and if declared by the Board of Directors. No dividends (other than those payable in additional shares of Common Stock) shall be paid on or declared and set apart for the shares of any Series Preferred Stock, any series of Preferred Stock, or the Common Stock, unless at the same time a dividend is paid with respect to all outstanding shares of Series Preferred Stock in an amount for



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each such share of Series Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which
each such share of Series Preferred Stock could then be converted.   In the
event that the Corporation shall declare a distribution (other than in furtherance of a liquidation as provided in Article 5.3.2 hereof or a redemption as provided in Article 5.3.5 hereof) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Series Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Series Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

                    5.3.2 Liquidation, Dissolution or Winding Up.

                          (a) Distributions to Holders of Series Preferred
Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series E Preferred Stock shall rank prior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock in respect of the original purchase price paid by the holders of the Series E Preferred Stock for each such share of Series E Preferred Stock held (appropriately adjusted for stock splits, stock dividends, and the like), and thereafter the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall rank on a parity with each other and shall rank prior to the Common Stock or any class stock ranking junior to the Series Preferred Stock. Upon such liquidation:

                              (i) each share of Series E Preferred Stock outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders and before any payment shall be made to the holders of any other Series Preferred Stock, series of Preferred Stock, any class of Common Stock, or any other stock ranking on liquidation junior to the Series E Preferred Stock, an amount in cash equal to the original purchase price paid by the initial holders of the Series E Preferred Stock for each such share of Series E Preferred Stock held (appropriately adjusted for stock splits, stock dividends, and the like) plus any declared but unpaid dividends thereon;

                              (ii) each share of Series D Preferred Stock outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to stockholders and before any payment shall be made to the holders of any class of Common Stock or any other stock ranking on liquidation junior to the Series D Preferred Stock, an amount in cash equal to $21.97 per share for each such share of Series D Preferred Stock held (appropriately adjusted for stock splits, stock dividends, and the like) plus any declared but unpaid dividends thereon; and

                              (iii) each other share of Series Preferred Stock outstanding shall be entitled to be paid, out of the assets of the Corporation



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          available for distribution to stockholders and before any payment shall be made to the holders of any class of Common Stock or of any stock ranking on liquidation junior to the Series Preferred Stock, an amount in cash equal to the original purchase price paid by the initial holder for each such other share of Series Preferred Stock held (appropriately adjusted for stock splits, stock dividends and the like) plus any declared but unpaid dividends thereon.

If upon any liquidation, dissolution or winding up of the Corporation, the assets to be distributed to the holders of the Series Preferred Stock hereunder shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to such holders under such sentence shall be distributed among the holders of Series Preferred Stock, first to the holders of the Series E Preferred Stock to the extent of the original purchase price paid by the initial holders of the Series E Preferred Stock for each such share of Series E Preferred Stock held (appropriately adjusted for stock splits, stock dividends, and the like) plus any declared but unpaid dividends thereon, and second pro rata in accordance with the total amount of preference which would have been payable to such holders of other shares of Series Preferred Stock if funds had been available to pay the full preference under the previous sentence. After payment of the preferential amounts described in clauses (i) through (iii) above shall have been made in full to such holders of Series Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payment, the holders of the outstanding shares of Common Stock and any class of stock ranking junior to the Series Preferred Stock shall share ratably in the distribution of the remaining assets and funds of the Corporation available for distribution to shareholders.

                          (b) Extraordinary Transactions. In the case of (i) a
consolidation or merger of the Corporation (other than a consolidation or merger upon consummation of which the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation) or a sale of all or substantially all of the assets of the Corporation or other similar transaction (each an "Extraordinary Transaction") and (ii) either receipt by the Corporation for payment to the holders of Series Preferred Stock of (A) consideration less than the equivalent of $0.34 per share (appropriately adjusted for stock splits, stock dividends and the like) of Series A Preferred Stock plus any declared but unpaid dividends, (B) consideration less than the equivalent of $1.13 per share (appropriately adjusted for stock splits, stock dividends and the like) of Series B Preferred Stock plus any declared but unpaid dividends, (C) consideration less than the equivalent of $3.67 per share (appropriately adjusted for stock splits, stock dividends and the like) of Series C Preferred Stock plus any declared but unpaid dividends, (D) consideration less than the equivalent of $21.97 per share (appropriately adjusted for stock splits, stock dividends and the like) of Series D Preferred Stock plus any declared but unpaid dividends, or (E) consideration less than the equivalent of $21.97 per share (appropriately adjusted for stock splits, stock dividends and the like) of Series E Preferred Stock plus any declared but unpaid dividends, then in any such case, the Corporation shall, upon the election of the holders of a majority of the then outstanding shares of each class of Series Preferred Stock for which the conditions set forth in clauses (ii)(A) through
(ii)(E) shall have been met, in each case voting separately as a class, and with respect only to those classes of Series Preferred Stock who are so affected and who so elect, on the effective date of such



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Extraordinary Transaction, redeem all (but not less than all) of the outstanding shares of such class of Series Preferred Stock at a price per share equal to the applicable liquidation amount otherwise payable to such class in the event of a liquidation pursuant to Section 5.3.2(a) above, such amount to be payable in cash or, at the election of holders of a majority of the then outstanding shares of such class of Series Preferred Stock, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, and no payment shall be made to the holders of any class of Common Stock or of any other class of stock ranking on liquidation junior to such class of Series Preferred Stock unless such amount is paid in full, or otherwise as agreed to by holders of a majority of the then outstanding shares of such class of Series Preferred Stock. Any remaining proceeds shall be allocated to the Corporation and/or among the holders of the remaining securities of the Corporation as otherwise set forth in the instruments relating to such transaction.

Notwithstanding the foregoing, each holder of Series Preferred Stock shall have the right to elect the benefits of the provisions of Section 5.3.4(h) hereof in lieu of receiving payment pursuant to the immediately preceding paragraph of this Section 5.3.2(b). For purposes of this Section 5.3.2 and Section 5.3.6 hereof, a sale of substantially all of the assets of the Corporation shall mean
(x) the sale or other disposition of more than fifty percent (50%) of such assets, as determined by reference to either (1) the book value or (2) the fair market value, of such assets, or (y) any issuance of Common Stock by the Corporation or transfer of Common Stock by the holders thereof to any person or persons acting in concert or a group of affiliated persons, which issuance or transfer results in such person or persons or group holding in the aggregate more than fifty percent (50%) of the issued and outstanding Common Stock after giving effect to such issuance or transfer.

                          (c) Non-Cash Distributions. In the event of a
liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series Preferred Stock, the holders of the Series Preferred Stock shall be entitled to a distribution of cash and/or assets equal in value to the liquidation preference and other distribution rights stated in Section 5.3.2(a) and Section 5.3.2(b) hereof. In the event that such distribution to the holders of the Series Preferred Stock shall include any assets other than cash, the following provisions shall govern. The Board of Directors shall first determine the value of such assets for such purpose, and shall notify all holders of shares of Series Preferred Stock of such determination. The value of such assets for purposes of the distribution under this Section 5.3.2(c) shall be the value as determined by the Board of Directors in good faith and with due care, unless the holders of a majority of the outstanding shares of Series Preferred Stock shall object thereto in writing within 15 business days after the date of such notice. In the event of such objection, the valuation of such assets for purposes of such distribution shall be determined by an arbitrator selected by the objecting stockholders and the Board of Directors, or in the event a single arbitrator cannot be agreed upon within 10 business days after the written objection sent by the objecting stockholders in accordance with the previous sentence, the valuation of such assets shall be determined by arbitration in which (i) the objecting stockholders shall name in their notice of objection one arbitrator, (ii) the Board of Directors shall name a second arbitrator within 15 business days from the receipt of such notice, (iii) the two arbitrators thus selected shall select a third arbitrator within 15 business days thereafter, and
(iv) the three arbitrators thus selected shall determine the valuation of such assets within 15 business days thereafter for purposes of such distribution by



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majority vote.  The costs of such arbitration shall be borne by the Corporation or by the holders of the Series Preferred Stock (on a pro rata basis out of the assets otherwise distributable to them) as follows: (i) if the valuation as determined by the arbitrators is less than 105% of the valuation as determined by the Board of Directors, the holders of the Series Preferred Stock shall pay the costs of the arbitration, and (ii) otherwise, the Corporation shall bear the costs of the arbitration.

                    5.3.3 Voting Rights.

                          (a) General. Except as otherwise expressly provided
herein or as required by law, the holder of each share of the Series Preferred Stock shall be entitled to vote on any matters presented to the holders of the Common Stock. Each share of Series Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which such share of Series Preferred Stock is convertible in accordance with the terms of Section 5.3.4 hereof at the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and shall have the voting rights, powers of consent and/or dissent, and such other powers equal to the voting and other rights of the Common Stock (except as otherwise expressly provided herein or as may be required by law). Except as otherwise expressly provided herein (including, without limitation, the provisions of Sections 5.3.6 and 5.3.7 hereof) or as required by law, the holders of shares of Series Preferred Stock and the Common Stock shall vote together as a single class on any matters presented to the holders of the Common Stock, and the holders of the shares of Series Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation applicable to the holders of the Common Stock.

                          (b) Special Voting Rights. The holders of the Series
Preferred Stock shall be entitled to the special voting rights set forth in Sections 5.3.6 and 5.3.7 hereof.

                    5.3.4 Conversion. The holders of the Series Preferred Stock shall have the following conversion rights:

                          (a) Right to Convert. Subject to and in compliance
with the provisions of this Section 5.3.4, all or any shares of the Series Preferred Stock may, at any time or from time to time at the option of the holder thereof, be converted into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of the Series Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5.3.4(c)) by the number of shares of Series Preferred Stock being converted.

                          (b) Automatic Conversion.

                              (i) Each share of the Series Preferred Stock
outstanding shall automatically be converted into the number of shares of Common Stock into which such shares are convertible upon application of the then effective Applicable Conversion Rate (determined as provided in Section 5.3.4(c)) immediately upon the earliest to occur, as to



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each such Series, of the following events (each of such events being referred to hereinafter as a "Liquidity Event"):

                                   (A)    the closing of an underwritten public
offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or under such other applicable securities regulations covering the offer and sale of capital stock of the Corporation (other than a registration relating solely to Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation) (i) immediately prior to the consummation of which, the Corporation is valued (based on the per-share price paid in such public offering, but without regard to any proceeds to be received by the Company in connection with such offering) at greater than $600,000,000, (ii) in which the proceeds received by the Corporation, net of underwriting discounts and commissions, exceed $75,000,000, and (iii) in which the Corporation uses a nationally recognized underwriter approved by holders of a majority in interest of the Series Preferred Stock, voting together as a single class; or

                                     (B)   the date on which (i) the Common
Stock or any successor security is listed for trading on a national securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or traded in an over-the-counter market and quoted in an automated quotation system of the National Association of Securities Dealers, Inc., and (ii) (x) the proceeds received by the Company from underwritten public offering(s) of Common Stock, net of underwriting discounts and commissions, is equal to or exceeds $75,000,000 and (y) the value of the outstanding Common Stock of the Company as based on the average per-share trading price of the shares of Common Stock or such successor security on such exchange or over-the-counter market for the ten-day period immediately prior to the date of measurement is greater than $600,000,000.

                              (ii)   Upon the occurrence of any Liquidity Event,
the outstanding shares of Series Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing such shares of the Common Stock unless certificates evidencing such shares of the Series Preferred Stock being converted are either delivered to the Corporation or any transfer agent, as hereinafter provided, or the holder notifies the Corporation, or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

Upon the occurrence of the automatic conversion of all of the outstanding Series Preferred Stock, the holders of the Series Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to each such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Series Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred and cash as provided in Section 5.3.4(k) below in respect of any fraction of a share of Common Stock issuable upon such automatic conversion.



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With respect to any automatic conversion of the Series Preferred Stock pursuant to a Liquidity Event, solely for purposes of determining the number of shares of Common Stock into which such Series Preferred Stock is convertible, the Liquidity Event shall be deemed to have closed immediately prior to the conversion, such that in the event the shares issued and sold in connection with the Liquidity Event are sold at a price less than the Applicable Conversion Value in effect for the applicable Series Preferred Stock, the Applicable Conversion Value shall be adjusted in accordance with Section 5.3.4(f) below to reflect such issuance and sale.

                          (c) Applicable Conversion Rate. The conversion rate in
effect at any time for the applicable series of Series Preferred Stock (the "Applicable Conversion Rate") shall be determined as follows: one share of Series Preferred Stock shall convert into a number of shares of Common Stock equal to the quotient obtained by dividing $0.34 in the case of Series A Preferred Stock, $1.13 in the case of Series B Preferred Stock, $3.67 in the case of Series C Preferred Stock, $21.97 in the case of Series D Preferred Stock and $21.97 in the case of Series E Preferred Stock (such dollar amounts in each case being referred to as the "Base Amount"), in each case by the Applicable Conversion Value, calculated as hereinafter provided.

                          (d) Applicable Conversion Value. The Applicable
Conversion Value in effect initially, and until first adjusted in accordance with Section 5.3.4(e) or Section 5.3.4(f) hereof, shall be $0.34 in the case of Series A Preferred Stock, $1.13 in the case of Series B Preferred Stock, $3.67 in the case of Series C Preferred Stock, $21.97 in the case of Series D Preferred Stock, and $21.97 in the case of Series E Preferred Stock.

                          (e) Adjustment for Common Stock Dividends,
Subdividends and Combinations of Common Stock, Etc. Upon the happening of any of the following: (i) the declaration or payment, without consideration, of any dividend on the Common Stock of the Corporation payable in Common Stock or any right to acquire Common Stock for no consideration, (ii) the other issuance of additional shares of Common Stock (other than the issue of any Excluded Shares) for no consideration, (iii) the subdivision of outstanding shares of Common Stock of any class into a greater number of shares of Common Stock (by stock split, reclassification, or otherwise than by those events described in clauses
(i) and (ii) hereof), or (iv) the combination, by reclassification or otherwise, of the outstanding shares of Common Stock of any class into a smaller number of shares of Common Stock (each of (i), (ii), (iii) or (iv) an "Extraordinary Common Stock Event"), the Applicable Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted (and such adjusted Applicable Conversion Value shall be determined to the nearest cent) by dividing the then effective Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock and Excluded Shares) immediately after such Extraordinary Common Stock Event (treating as outstanding, for such purpose in the event of the issue or payment as provided in clause (i) hereof of any rights to acquire Common Stock of the Corporation for no consideration, the maximum number of shares issuable upon the exercise of such right to acquire Common Stock) and the denominator of which shall be the number of shares of Common Stock outstanding (excluding treasury stock and Excluded Shares) immediately prior to such Extraordinary Common Stock Event, and the quotient so obtained shall thereafter be the Applicable Conversion Value. The



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Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

                          (f) Adjustments for Diluting Issues.

                              (i)    Series A Preferred Stock, Series B
Preferred Stock, Series C Preferred Stock and Series D Preferred Stock. Except as provided in Section 5.3.4(e) above or for the issue of Excluded Shares (as defined below), if the Corporation shall at any time or from time to time while there are any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock outstanding issue or sell, or be deemed to issue and sell any additional shares of Common Stock of any class at a cash price per share less than the Applicable Conversion Value in effect for each applicable series of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock immediately prior to such issuance or sale, then in each such case (except as otherwise specifically provided herein), such Applicable Conversion Value shall be adjusted as of the opening of business on the date of any such issue or sale to a price (calculated to the nearest cent) equal to the quotient obtained by dividing (1) the Prior Applicable Conversion Value, by (2) the Volume Adjusted Weighted Average Amount.

For purposes of this Section 5.3.4(f)(i):

          the "Determination Date" shall be date of issue of any additional shares of Common Stock to which the provisions of this Section 5.3.4(f)(i) apply;

          the "Determination Date Outstanding Amount" shall be the fully diluted number of shares of Common Stock outstanding on the Determination Date, assuming (x) the exercise immediately prior to such date of all options, warrants and other rights to purchase of Common Stock outstanding on that date and (y) the full conversion or exchange immediately prior to such date of all shares of stock of the Corporation convertible into or exchangeable for shares of Common Stock (but, for the avoidance of doubt, excluding from such amount any additional shares of Common Stock issuable with respect to such conversion or exchange by reason of the adjustment of the Applicable Conversion Value resulting from the issuance of shares causing the adjustment under this clause 5.3.4(f)(i));

          "Excluded Shares" shall mean (i) any shares (A) issued or delivered from treasury or (B) in connection with stock option, restricted stock, or similar stock incentive plans (and shares of Common Stock issued upon the exercise thereof) granted by the Corporation, in each case, with the approval of the Board of Directors or a Compensation Committee of outside directors with respect to each such grant, to directors, officers, employees, agents or consultants of the Corporation (as adjusted for stock splits, stock dividends and the like); (ii) shares issuable upon the exercise of warrants to purchase shares of Common Stock (and any shares of Common Stock issued upon the exercise thereof) issued by the Corporation in connection with Pathnet, Inc.'s offering of units, each such unit consisting of $1,000 principal amount at maturity of Senior Notes due 2008 (the "Senior Notes") of Pathnet, Inc. (which Senior Notes are guaranteed by the Corporation) and warrants to purchase shares of Common Stock of Pathnet, Inc.; (iii) shares issuable upon the exercise of warrants approved by the Board of Directors to purchase shares of Common Stock

          (and any shares of Common Stock issued upon the exercise thereof) issued by the Corporation in connection with the credit facilities among the Corporation and/or its subsidiaries, its equipment vendors and certain other senior lenders; and (iv) shares of Common Stock issued upon the conversion of any of the Series Preferred Stock;

          the "New Issue Amount" shall mean the number of shares of Common Stock being issued and requiring an adjustment to the Applicable Conversion Value pursuant to the terms of this Section 5.3.4(f);

          the "Prior Applicable Conversion Value" shall mean the Applicable Conversion Value, as adjusted in accordance with the provisions of this Section 5.3.4(f) and Section 5.3.4(e) hereof, in effect immediately prior to the events requiring an adjustment to the Applicable Conversion Value pursuant to the terms of this Section 5.3.4(f);

          the "Weighted Average Conversion Ratio" shall mean, in the case of any of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the quotient obtained by dividing (i) the Prior Applicable Conversion Value applicable to such Series, by (ii) the Weighted Average Value;

          the "Weighted Average Value" shall mean, in the case of any of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the product obtained by multiplying (i) the Prior Applicable Conversion Value in respect of such Series by a fraction:

               (1) the numerator of which shall be (a) the number of shares of Common Stock equal to the Determination Date Outstanding Amount of Common Stock, plus (b) the number of shares of Common Stock which the aggregate consideration, if any, received by the Corporation (net of any commissions or underwriting expenses incurred in connection with the issuance thereof) for the additional shares of Common Stock so issued would purchase at the Prior Applicable Conversion Value, and

               (2) the denominator of which shall be (a) the number of shares of Common Stock equal to the Determination Date Outstanding Amount of Common Stock, plus (b) the New Issue Amount; and

          the "Volume Adjusted Weighted Average Amount" shall mean, in the case of any of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, an amount equal to the sum of (i) 1.00, plus (ii) the product obtained by multiplying (A) the amount, if any, by which the Weighted Average Conversion Ratio exceeds 1.00, by (B) a fraction, (x) the numerator of which is the Determination Date Outstanding Amount and (y) the denominator of which is the New Issue Amount.

                              (ii)   Series E Preferred Stock. Except as
provided in Section 5.3.4(e) above or for Excluded Shares, if the Corporation shall at any time or from time to time while there are any shares of Series E Preferred Stock outstanding, issue or sell, or be deemed to issue or sell, any additional shares of Common Stock of any class for no consideration or at a price per share less than the Applicable Conversion Value in effect for the Series E Preferred Stock immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value shall be reduced as of the opening of business on the date of any such issue or sale to such lower price.

                              (iii)  Warrants, Options and Rights to Purchase
Common Stock. For the purpose of this Section 5.3.4(f), the issuance of any warrants, options or other subscription or purchase rights with respect to shares of Common Stock of any class and the issuance of any securities convertible into shares of Common Stock of any class (or the issuance of any warrants, options or any rights with respect to such convertible securities) shall be deemed an issuance at such time of such Common Stock if the Net Consideration Per Share which may be received by the Corporation for such Common Stock (as hereinafter determined) shall be less than the Applicable Conversion Value at the time of such issuance and, except as hereinafter provided, an adjustment in the Applicable Conversion Value shall be made upon each such issuance to the extent required by (and in the manner provided in) paragraph (i) or (ii) of this Section 5.3.4(f), as applicable, as if such Common Stock were issued at such Net Consideration Per Share. No adjustment of the Applicable Conversion Value shall be made under this Section 5.3.4(f) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made upon the issuance of such warrants, options or other rights. Any adjustment of the Applicable Conversion Value with respect to this paragraph (iii) of this Section 5.3.4(f) shall be disregarded if, as and when the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities which gave rise to such adjustment expire or are cancelled without having been exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value in effect immediately prior to the time of the issuance of the expired or cancelled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or cancelled warrants, options, rights or convertible securities not been issued; provided, however, that no such readjustment of the Applicable Conversion Value shall have the effect of increasing the Applicable Conversion Value to an amount which exceeds the lower of (x) the Applicable Conversion Value on the original adjustment date, or (y) the Applicable Conversion Value that would have resulted from any issuance of any additional shares of Common Stock pursuant to such warrants, options, rights or convertible securities between the original adjustment date and such readjustment date. In the event that the terms of any warrants, options, other subscription or purchase rights or convertible securities previously issued by the Corporation are changed (whether by their terms or for any other reason) so as to change the Net Consideration Per share payable with respect thereto (whether or not the issuance of such warrants, options, rights or convertible securities originally gave rise to an adjustment of the applicable Conversion Value), the Applicable Conversion Value shall, if otherwise required under paragraphs (i) or (ii) hereof, be recomputed as of the date of such change, so that the Applicable Conversion Value effective immediately upon such change shall be equal to the Applicable Conversion Value in effect at the time of the issuance of the warrants, options, rights or convertible securities subject to such change, adjusted for the issuance thereof in accordance with the terms thereof after giving effect to such change, and with such additional adjustments as would have been made to that Applicable Conversion

Value had the warrants, options, rights or convertible securities been issued on such changed terms. For purposes of this paragraph (iii), the Net Consideration Per Share which may be received by the Corporation shall be determined as follows:

                                     (A)   The Net Consideration Per Share shall
mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, rights or convertible securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible securities were exercised or converted at such net consideration per share.

                                     (B)   The Net Consideration Per Share which
may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, rights or convertible securities without giving effect to any possible future price adjustments or rate adjustments which may be applicable with respect to such warrants, options, rights or convertible securities and which are contingent upon future events; provided that in the case of an adjustment to be made as a result of a change in terms of such warrants, options, rights or convertible securities, the Net Consideration Per Share shall be determined as of the date of such change.

                          (g) Adjustments for Reclassification. If the Common
Stock issuable upon the conversion of the Series Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by reclassification or otherwise (other than an Extraordinary Common Stock Event, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5.3.4), then and in each such event the holder of each share of Series Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein. Without limiting the generality of the foregoing, the Applicable Conversion Rate, as defined in this Section 5.3.4, in respect of such other shares or securities so receivable upon conversion of shares of Series Preferred Stock shall thereafter be adjusted, and shall be subject to further adjustment from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 5.3.4, and the remaining provisions herein with respect to the Common Stock shall apply on like or similar terms to any such other shares or securities.

                          (h) Adjustment for Reorganization. If at any time or
from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5.3.4) or a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person, then, as part of and as a condition to the effectiveness of such reorganization, merger, consolidation or sale, lawful and adequate provision shall be made so that if the Corporation is not the surviving corporation, the Series Preferred Stock shall be converted into preferred stock of the surviving corporation having equivalent preferences, rights and privileges except that in lieu of being able to convert into shares of Common Stock of the Corporation or the successor corporation the holders of the Series Preferred Stock (including any such preferred stock issued upon conversion of the Series Preferred Stock) shall thereafter be entitled to receive upon conversion of the Series Preferred Stock (including any such preferred stock issued upon conversion of the Series Preferred Stock) the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Series Preferred Stock immediately prior to the capital reorganization, merger, consolidation or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate provisions shall be made with respect to the rights of the holders of the Series Preferred Stock (including any such preferred stock issued upon conversion of the Series Preferred Stock) after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 5.3.4 (including, without limitation, provisions for adjustment of the Applicable Conversion Value and the number of shares purchasable upon conversion of the Series Preferred Stock or such preferred stock) shall thereafter be applicable, as nearly as may be, with respect to any shares of stock, securities or assets to be deliverable thereafter upon the conversion of the Series Preferred Stock or such preferred stock.

                                     Each holder of Series Preferred Stock upon
the occurrence of a capital reorganization, merger or consolidation of the Corporation or the sale of all or substantially all of its assets and properties as such events are more fully set forth in the first paragraph of this Section 5.3.4(h), shall have the option of electing treatment of his shares of Series Preferred Stock under either this Section 5.3.4(h) or Section 5.3.2(b) hereof, and except as otherwise provided in said Section 5.3.2(b), notice of which election shall be submitted in writing to the Corporation at its principal offices no later than 10 days before the effective date of such event; provided that any such notice shall be effective if given not later than 15 days after the date of the Corporation's notice, pursuant to Section 5.3.9, with respect to such event.

                          (i) Certificate as to Adjustments. In each case of an
adjustment or readjustment of the Applicable Conversion Rate, the Corporation will promptly furnish each holder of Series Preferred Stock with a certificate, prepared by the chief financial officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                          (j) Mechanics of Conversion. To exercise its
conversion privilege, a holder of Series Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation together with the certificate or certificates representing the shares of Series Preferred Stock being converted, shall be the "Conversion Date." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series Preferred Stock being converted, a certificate or certificates in such denominations as it may request in writing for the number of full shares of Common Stock issuable upon the conversion of such shares of Series Preferred Stock in accordance with the provisions of this
Section 5.3.4 and cash as provided in Section 5.3.4(k) below in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of shares of Common Stock represented thereby.

                          (k) Fractional Shares. No fractional shares of Common
Stock or scrip representing fractional shares shall be issued upon conversion of Series Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series Preferred Stock, the Corporation shall pay to the holder of the shares of Series Preferred Stock that were converted a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a manner prescribed in good faith by the Board of Directors) at the close of business on the Conversion Date.

                          (l) Partial Conversion. In the event some but not all
of the shares of Series Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series Preferred Stock which were not converted.

                          (m) Reservation of Common Stock. The Corporation shall
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                    5.3.5 Redemption.

                          (a) Optional Redemption.

                              (i) Optional Redemption of Series E Preferred
Stock. In the event that there shall not have occurred a Liquidity Event (as defined in Section 5.3.4(b) hereof) on or before November 3, 2001, at the election of any holder of Series E Preferred Stock outstanding as of November 4, 2001, the holders of the shares of Series E Preferred Stock shall have the right to require the Corporation redeem all or any shares of Series E Preferred Stock then held by such holder at a price equal to the original purchase price paid to the Corporation by such holder (the "Series E Redemption Price"). Payment of the Series E Redemption Price to the holders of Series E Preferred Stock shall be made by the Corporation on February 3, 2002 (the "Series E Redemption Date"). On or after November 4, 2001, but not later than December 3, 2001, any holder of shares of the Series E Preferred Stock wishing to exercise such redemption right shall give written notice (the "Series E Redemption Notice") by mail, postage prepaid, to the Corporation of such holders' intention to exercise such redemption right. Such notice shall state the intention of such holder to exercise its redemption rights and shall set forth the number of shares of Series E Preferred Stock in respect of which redemption is demanded. On or after December 3, 2001 (but prior to payment of the Series E Redemption Price), each holder of shares of Series E Preferred Stock who shall have requested that such holder's shares of Series E Preferred Stock be so redeemed shall surrender the certificate or certificates evidencing such shares to the Corporation. In the case of any certificate or certificates which have been lost, stolen or destroyed, the holder of such certificate or certificates shall make and deliver an affidavit of that fact to the Corporation without the necessity of giving the Corporation a bond. Except as specifically provided in Section 5.3.5(a)(iii), any right of redemption arising under this Section 5.3.5(a)(i) and not exercised by the holder thereof on or before December 3, 2001 shall irrevocably terminate.

                              (ii)   No Optional Redemption of Series A
Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock. The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have no optional redemption rights, except as specifically provided in Section 5.3.2(b).

                              (iii)  Extension of Series E Redemption Date.
Notwithstanding the foregoing Section 5.3.5(a)(i), in the event that any indebtedness under the Senior Notes (as defined in Section 5.3.4(f)(i) above) shall remain outstanding, or any other indebtedness of the Corporation incurred at any time or from time to time in connection with the Refinancing of the Senior Notes, whether issued pursuant to senior notes, indentures, or other evidences of indebtedness of the Corporation (hereinafter, the "Notes") shall remain outstanding and the terms of such Refinancing shall prohibit or otherwise restrict the Corporation from effecting, or the right of the holders of the Series E Preferred Stock to require the Corporation to effect, any redemption of its shares of Series E Preferred Stock, then, in any of such events, the right of the holders of the shares of Series E Preferred Stock to require the Corporation to redeem any of such shares of Series E Preferred Stock shall be suspended and shall not be available for exercise until the date which is ninety
(90) days after the later of (x) the date on which the Senior Notes shall be indefeasibly paid in full and (y) the date on which any such prohibition or other restriction under the Refinancing on the ability of the Corporation to effect such redemption shall have terminated, lapsed or otherwise expired (the "Extension Date"). A "Refinancing" shall mean a financing in which the proceeds of the financing are paid directly to the holders (or to the trustee of such holders, for the benefit of such holders) of the Senior Notes. Any right of redemption arising on the Extension Date and not exercised by the holder thereof within thirty (30) days following the Extension Date shall irrevocably terminate.

                          (b) Termination of Rights. From and after the Series E
Redemption Date, unless there shall have been a default in payment or tender by the Corporation of the Series E Redemption Price, all rights of the holders with respect to such redeemed shares of the Series E Preferred Stock (except the right to receive the Series E Redemption Price upon surrender or their certificate) shall cease and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever.

                          (c) Insufficient Funds. If the funds of the
Corporation legally available for redemption of shares of the Series E Preferred Stock on the Series E Redemption Date are insufficient to redeem the applicable number of shares of Series E Preferred Stock on such Series E Redemption Date (or the Extension Date, as applicable), the Corporation will use its best efforts to engage in recapitalization or the sale of its business or businesses to generate sufficient funds to redeem the applicable number of shares of the Series E Preferred Stock. The Corporation shall use those funds which are legally available to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series E Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on the Series E Redemption Date but which it has not redeemed at the Series E Redemption Price. If any shares of the Series E Preferred Stock are not redeemed for the foregoing reason or because the Corporation otherwise failed to pay or tender to pay the aggregate Series E Redemption Price on all outstanding shares of Series E Preferred Stock to be redeemed, all shares which have not been redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series E Redemption Price for the unredeemed portion at an aggregate per annum rate from the Series E Redemption Date (or the Extension Date, as applicable) equal to the greater of (i) twelve percent (12%) or (ii) the Base Rate or any similar lending rate announced from time to time by The First National Bank of Boston or any successor entity plus five percent (5%), increased, in each case, by one percent (1%) at the end of each calendar quarter thereafter. All provisions hereof are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the holders of the Series E Preferred Stock exceed the maximum amount which the holder is permitted to receive under applicable law. If fulfillment of any provision hereof shall involve exceeding such amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such maximum amount. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event that there is a change in the law which results in a higher permissible rate of interest, then these provisions shall be governed by such new law as of its effective date.

                    5.3.6 Restrictions and Limitations. The Corporation shall not without the affirmative vote or written consent of the holders of sixty-seven percent (67%) of the then outstanding shares of the Series Preferred Stock voting together as a single class:

                          (i)  Redeem, purchase or otherwise acquire for value
(or pay into or set aside for a sinking fund for such purpose), any share or shares of Series Preferred Stock other than pursuant to Section 5.3.5 hereof;

                          (ii) Redeem, purchase or otherwise acquire for value
(or pay into or set aside for a sinking fund for such purpose) any of the Common Stock of any class or any other capital stock of the Corporation other than the Series Preferred Stock or any of the Corporation's options, warrants or convertible or exchangeable securities, except that these provisions will not prohibit the Corporation from repurchasing or redeeming any shares of capital stock from individuals and entities who have entered into stockholder agreements, stock option agreements, employment agreements or other similar agreements with the Corporation in each case approved by resolution of the Board of Directors under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including the termination of employment and involuntary transfers by operation of law (and their permitted transferees);

                              (iii)  Redeem, purchase or otherwise acquire for
value (or pay into or set aside for a sinking fund for such purpose) any capital stock of any class of any subsidiary of the Corporation or any options, warrants or convertible or exchangeable securities of any subsidiary of the Corporation;

                              (iv)   Authorize or issue, or obligate itself to
issue, any other equity security (or debt security convertible into any equity security), other than as provided in that certain Stockholders' Agreement, by and among the Corporation and the Stockholders named therein, to be entered into pursuant to those certain Contribution Agreements, dated as of November 2, 1999, by and between the Corporation and certain holders and purchasers of the voting capital stock of the Corporation (the "Contribution Agreements");

                              (v)    Increase or decrease (other than by
conversion as permitted hereby) the total number of authorized shares of Series Preferred Stock;

                              (vi)   Pay or declare any dividend or distribution
on any of its capital stock;

                              (vii)  Authorize any merger, consolidation of the
Corporation with or into any other company or entity, or authorize the reorganization or sale of the Corporation or the sale of substantially all of the assets of the Corporation;

                              (viii) Amend the charter documents of the
Corporation or amend the Bylaws of the Corporation in any manner that adversely affects the preferences, powers, rights or privileges of the holders of Series Preferred Stock;

                              (ix)   Authorize any reclassification or
recapitalization of the outstanding capital stock of the Corporation; or

                              (x)    Incur, create, assume or become liable in
any manner (by way of guarantee, surety, or otherwise) any new or additional indebtedness for borrowed money, whether by the issue of notes, other debt securities, or otherwise, except that the Corporation may so incur, create, assume or become liable for: (A) indebtedness (and any refinancing thereof) existing within the Corporation or its Subsidiaries upon the completion of the transactions contemplated in the Contribution Agreements; or (B) any indebtedness the principal amount of which so incurred, created, assumed by, or otherwise becoming a liability of, the Corporation in any one transaction or series of related transaction is less than or equal to $5 million; or (C) indebtedness incurred, created, or assumed by the Corporation in the ordinary course of its business.

                    5.3.7 Modification of Terms of any Series of Preferred Stock. The Company shall not modify the terms of any Series of Preferred Stock as set forth herein without, in addition to any other consent required, the consent of the holders of a majority of such Series of Preferred Stock. The Company shall not amend this Certificate of Incorporation in a manner that materially and adversely affects the rights of any Series of Preferred Stock, relative to the rights of any other Series of Preferred Stock, without, in addition to any other consent required, the consent of the holders of a majority of such adversely affected Series of Preferred Stock. Any increase in the authorized number of any class of shares of the Company shall not be deemed to be adverse to any Series of Preferred Stock by reason of the effects of differing levels of protection against dilution as set forth herein.

                    5.3.8 No Reissuance of Series Preferred Stock. No share or shares of the Series Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series Preferred Stock accordingly.

                    5.3.9 Notice of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or
(ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other company, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                    5.3.10 Other Rights. Except as otherwise provided in this Certificate of Incorporation shares of each series of the Series Preferred Stock and shares of Common Stock shall be identical in all respects (each share of Series Preferred Stock having equivalent rights to the number of shares of Common Stock into which it is then convertible), shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share, and shall be treated as a single class of stock for all purposes.

                    5.3.11 Ranking. Except as otherwise provided in this Certificate of Incorporation, each series of Series Preferred Stock shall rank on a parity with the other series of Series Preferred Stock as to the distribution of assets on liquidation, dissolution and winding up of the Corporation. The Series Preferred Stock shall rank senior to the Common Stock as to the distribution of assets on liquidation, dissolution and winding up of the Corporation.

                    5.3.12 Miscellaneous.

                           (a) All notices referred to herein shall be in
writing, and all notices hereunder shall be deemed to have been given, upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication, addressed: (i) if to the Corporation, to its principal executive office (Attention: President) and to the transfer agent, if any, for the Series Preferred Stock or other agent of the Corporation designated as permitted hereby or (ii) if to any holder of the Series Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.

                           (b) The Corporation shall pay any and all stock
transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series Preferred Stock or shares of Common Stock or other securities issued on account of Series Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

                           (c) The Corporation may appoint, and from time to
time discharge and change, a transfer agent of the Series Preferred Stock. Upon any such appointment or discharge of a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunication or by first class mail (postage prepaid), to each holder of record of the Series Preferred Stock.

               5.4 Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine.

          6. Compromise, Arrangement or Reorganization. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

          7. Limitation of Liability. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits. If the General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          8.   Indemnification.

               8.1 Indemnity Undertaking. To the extent not prohibited by law, the Corporation shall indemnify any person (an "Eligible Person") who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving, at the request of the Corporation, as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges).

               8.2 Payment of Expenses. The Corporation shall, from time to time pay to an Eligible Person the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred by or on behalf of such Eligible Person in connection with any Proceeding, as such expenses are incurred in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of such Eligible Person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Eligible Person, to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such Eligible Person is not entitled to be indemnified for such expenses.

               8.3 Certain Exclusions. Sections 8.1 and 8.2 shall not include any Proceeding commenced by any Eligible Person without the advance approval of the Board of Directors.

               8.4 Binding Effect. The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each Eligible Person, on the other hand, pursuant to which the Corporation and each such Eligible Person intend to be, and shall be, legally bound. No repeal or modification of this
Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

               8.5 Procedural Rights. The rights to indemnification and payment of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by an Eligible Person entitled to such indemnification or payment of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or payment of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including the disinterested Directors on its Board of Directors, a committee of such disinterested Directors, the Corporation's independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or payment of expenses is proper in the circumstances, nor an actual determination by the Corporation (including the disinterested Directors on its Board of Directors, a committee of such disinterested Directors, the Corporation's independent legal counsel and its stockholders) that such person is not entitled to such indemnification or payment of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Notwithstanding anything to the contrary in Section 8.3, such Eligible Person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or payment of expenses, in whole or in part, in any such proceeding.

               8.6 Service Deemed at Corporation's Request. Any Director or officer of the Corporation serving (a) as a director or officer of another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

               8.7 Election of Applicable Law. Any person entitled to be indemnified or to payment of expenses as a matter of right pursuant to this
Section 8 may elect to have the right to indemnification or payment of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or payment of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or payment of expenses is sought; provided, however, that if no such notice is given, the right to Indemnification or payment of expenses shall be determined by the law in effect at the time indemnification or payment of expenses is sought.

               8.8 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the Bylaws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

               8.9 Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

               8.10 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8 or under Section 145 of the General Corporation Law or any other provision of law.

          9. Directors. This Section is inserted for the management of the business and for the conduct of the affairs of the Corporation and it is expressly provided that it is intended to be in furtherance of and not in limitation or exclusion of the powers conferred by applicable law.

               9.1 Number, Election, and Terms of Office of Board of Directors. The business of the Corporation shall be managed by a Board of Directors consisting of not less than three or more than 15 members. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors then in office, whether or not present at a meeting. Directors need not be stockholders of the Corporation. During any period when the holders of the Series Preferred Stock or any series of Preferred Stock have the right to elect additional Directors as provided for or fixed pursuant to the provisions of this Certificate of Incorporation or any certificates of designation related thereto, then upon commencement and for the duration of the period during which such right continues:

                              (i)    the then otherwise total authorized number
of Directors of the Corporation shall automatically be increased by such specified number of Directors, and the holders of such Series Preferred Stock or other Preferred Stock, as the case may be, shall be entitled to elect the additional Directors so provided for or fixed pursuant to said provisions, and

                              (ii)   each such additional Director shall serve
until such Director's successor shall have been duly elected and qualified, or until such Director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to such Director's earlier death, disqualification, resignation or removal.

Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of the Series Preferred Stock or any other series of Preferred Stock having such right to elect additional Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional Directors, shall forthwith terminate and the total and authorized number of Directors of the Corporation shall be reduced accordingly.

          9.2 Tenure. Notwithstanding any provisions to the contrary contained herein, (i) each director shall hold office until his or her successor is elected and qualified, or until the earlier of such director's death, resignation or removal and (ii) the term of any director who is also an officer of the corporation shall terminate if he or she ceases to be an officer of the Corporation.

          9.3 Newly Created Directorships and Vacancies. Subject to the rights of the holders of the Series Preferred Stock or any other series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the remaining directors then in office although less than a quorum, or by a sole remaining director and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires or, in each case, until their respective successors are duly elected and qualified. Any vacancy in any directorship appointed by a class or classes of Series Preferred Stock shall be filled by the vote of the holders of a majority of the issued and outstanding shares of such class or classes of Series Preferred Stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. When any director shall give notice of resignation effective at a future date, the Board of Directors (or, where applicable, the holders of a majority of the shares of any class or classes of Series Preferred Stock) may fill such vacancy to take effect when such resignation shall become effective. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

          9.4 Election of Series Preferred Directors. Following the issuance of the relevant class of stock of the Corporation:

                          (a) The holders of the Series A Preferred Stock shall
be entitled to vote as a class separately from all other classes of stock of the Corporation in any vote for the election of directors of the Corporation, and shall be entitled to elect by such class vote two directors (the "Series A Investor Directors"), to be designated by the holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

                          (b) The holders of the Series B Preferred Stock shall
be entitled to vote as a class separately from all other classes of stock of the Corporation in any vote for the election of directors of the Corporation, and shall be entitled to elect by such class vote one director (the "Series B Investor Director"), to be designated by the holders of a majority of the issued and outstanding shares of Series B Preferred Stock.

                          (c) The holders of the Series C Preferred Stock shall
be entitled to vote as a class separately from all other classes of stock of the Corporation in any vote for the election of directors of the Corporation, and shall be entitled to elect by such class vote one director (the "Series C Investor Director"), to be designated by the holders of a majority of the issued and outstanding shares of Series C Preferred Stock.

                          (d) The holders of the Series D Preferred Stock and
the Series E Preferred Stock shall be entitled to vote together as a single class separately from all other classes of stock of the Corporation in any vote for the election of directors of the Corporation, and shall be entitled to elect by such class vote three directors (the "Series D/E Investor Directors"), to be designated by the holders of a majority of the issued and outstanding shares of Series D Preferred Stock and Series E Preferred Stock voting together as a single class.

          9.5 Election of the Officer Director. The Chief Executive Officer (and any replacement or successor Chief Executive Officer) duly selected and hired by the Board of Directors shall be elected to the Company's Board of Directors (the "Officer Director").

          9.6 Election of Other Directors. All other directors of the Corporation shall be elected by the vote of the holders of a majority of the shares of the various classes of voting stock of the Corporation, voting together as a single class.

          9.7 Removal of Directors. The removal of any director of the Corporation shall be as set forth in the Bylaws of the Corporation.

     10. Adoption, Amendment and/or Repeal of Bylaws. The board of Directors may from time to time adopt, amend or repeal the Bylaws; provided, however, that any Bylaws adopted or amended by the Board of Directors may be amended or repealed, and any Bylaws may be adopted, by a vote of the stockholders having at least sixty-seven percent of the voting power of the then issued and outstanding shares of capital stock of the Corporation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 1st day of November, 1999.


                                         By: /s/ PETER ZERN
                                            -----------------------------
                                            Peter Zern
                                            Sole Incorporator